Exhibit 99.1

July 19, 2023	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of

$1.52 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Six Months Ended June 30, 2023:

•	Significant Expense Item: During the three months ended June 30, 2023, the Company recorded expenses in Legal and Professional Fees totaling $1.0 million related to training and implementation costs for its upcoming core systems conversion and professional fees to consultants engaged to support the Company in its transition of core and ancillary software and information technology systems.
•	Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.2 billion and $410 million, respectively, at June 30, 2023. In addition, at June 30, 2023, the Company had unpledged securities with a market value totaling $582 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank, if needed or desired. At June 30, 2023, the Company estimated that its uninsured deposits were approximately $658 million (14% of total deposits). Based partially on the foregoing, the Company believes it has ample sources of liquidity.
•	Capital: The Company’s capital position remained strong as of June 30, 2023, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2023, the Company’s Tier 1 Leverage Ratio was 10.8%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 14.5%. Total stockholders’ equity increased $13.2 million in the six months ended June 30, 2023 and the Company’s tangible capital ratio was 9.4% at June 30, 2023.
•	Net Interest Income: Net interest income for the second quarter of 2023 decreased $693,000 (or approximately 1.4%) to $48.1 million compared to $48.8 million for the second quarter of 2022. Net interest margin was 3.56% for the quarter ended June 30, 2023, compared to 3.78% for the quarter ended June 30, 2022. Net interest income and net interest margin in the first quarter of 2023 were $53.2 million and 3.99%, respectively. Competition for deposits and higher market interest rates, along with a shift in the funding mix, resulted in increased funding costs in the second quarter of 2023.
•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $9.8 million, or 0.2%, from $4.51 billion at December 31, 2022 to $4.52 billion at June 30, 2023. This increase was primarily in other residential (multi-family) loans with a decrease in commercial construction loans and commercial real estate loans. As construction projects are completed, the loans either pay off or move to their respective loan categories, primarily multi-family or commercial real estate.
•	Asset Quality: Non-performing assets and potential problem loans totaled $11.7 million at June 30, 2023, an increase of $6.4 million from $5.3 million at December 31, 2022. At June 30, 2023, non-performing assets were $11.2 million (0.20% of total assets), an increase of $7.5 million from $3.7 million (0.07% of total assets) at December 31, 2022. The increase in non-performing assets was mainly in the commercial real estate loan category. A single loan relationship collateralized by an office building in Missouri, which totaled $8.6 million, was added to non-performing loans during the second quarter of 2023. The Company experienced net charge offs of $128,000 in the six months ended June 30, 2023.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2023, were $1.52 per diluted common share ($18.3 million net income) compared to $1.44 per diluted common share ($18.2 million net income) for the three months ended June 30, 2022.

Preliminary earnings for the six months ended June 30, 2023, were $3.19 per diluted common share ($38.8 million net income) compared to $2.73 per diluted common share ($35.2 million net income) for the six months ended June 30, 2022.

For the quarter ended June 30, 2023, annualized return on average common equity was 13.11%, annualized return on average assets was 1.28%, and annualized net interest margin was 3.56%, compared to 12.72%, 1.34% and 3.78%, respectively, for the quarter ended June 30, 2022. For the six months ended June 30, 2023, annualized return on average common equity was 13.99%, annualized return on average assets was 1.36%, and annualized net interest margin was 3.77%, compared to 11.91%, 1.31% and 3.61%, respectively, for the six months ended June 30, 2022.

Great Southern President and CEO Joseph W. Turner said, “Our second quarter performance was solid as we continue to navigate through a challenging operating environment. Thanks to the hard work of the Great Southern team, we earned $1.52 per diluted common share ($18.3 million) for the second quarter of 2023, compared to $1.44 per diluted common share ($18.2 million) for the second quarter of 2022. Earnings performance ratios in the second quarter of 2023 were again good, with an annualized return on average assets of 1.28% and annualized return on average equity of 13.11%.

“Like many banks, we experienced much higher deposit costs during the second quarter, reflective of increasing market interest rates and significant competition for deposits. Higher deposit costs drove a decrease in net interest income – approximately $700,000 lower in the second quarter 2023 compared to the same period in 2022, and about $5 million lower compared to the first quarter of 2023. Higher funding costs were significantly caused by a substantial amount of time deposits maturing at relatively low rates. These time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current market rates. Besides the higher funding costs of deposits, net interest income was also negatively affected by the Company’s interest rate swaps (two of which began net settlements in May 2023). These two interest rate swaps reduced interest income by a total of $1.7 million during the second quarter and had no impact in previous quarters.”

Turner added, “The Company’s liquidity and capital positions continue to be strong. Our borrowing capacity at the Federal Home Loan Bank increased by more than $300 million in the second quarter. At the end of June 2023, we had available secured funding lines through the FHLBank and Federal Reserve Bank and on-balance sheet liquidity totaling approximately $2.4 billion. Total stockholders’ equity increased by $13 million from the end of 2022, but decreased a bit from March 2023 as a result of increased unrealized AOCI losses due to market rate increases in the second quarter of 2023. Our capital remains substantially above regulatory well-capitalized thresholds, and our tangible common equity ratio was 9.4% at June 30, 2023, up from 9.2% at December 31, 2022. As we noted last quarter, our deposit base is diverse by customer type and geography and has a low level of uninsured deposits (approximately 14% of total deposits). While we had run-off of approximately $72 million in non-interest-bearing checking balances in the first quarter of 2023, non-interest-bearing checking balances declined only about $11 million from March 31, 2023 to June 30, 2023.

“As expected, total outstanding loan balances modestly grew by $10 million since the end of 2022. Growth primarily came from the multi-family loan segment (much of this from projects completed and moved from the construction category to multi-family), mainly offset by reductions in the construction and commercial real estate categories. At the end of June 2023, the pipeline of loan commitments and unfunded lines declined to $1.6 billion, including $1.1 billion in the unfunded portion of construction loans. At March 31, 2023, loan commitments and unfunded lines totaled $1.9 billion, with $1.3 billion in unfunded construction lines.

“Overall credit quality metrics remained very strong during the quarter. Non-performing assets to total assets were 0.20% at June 30, 2023, increasing 15 basis points from March 31, 2023. The increase was related to one commercial real estate loan relationship collateralized by an office building being added to non-performing loans. Delinquencies in our loan portfolio continued to be at historically low levels.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net interest income	$48,138	$48,831	$101,330	$92,097
Provision (credit) for credit losses on loans and unfunded commitments	(1,619)	2,223	(945)	2,030
Non-interest income	7,769	9,319	15,658	18,495
Non-interest expense	34,718	33,004	69,181	64,271
Provision for income taxes	4,488	4,699	9,976	9,080
Net income and net income available to common shareholders	$18,320	$18,224	$38,776	$35,211

Earnings per diluted common share	$1.52	$1.44	$3.19	$2.73

NET INTEREST INCOME

Net interest income for the second quarter of 2023 decreased $693,000 to $48.1 million, compared to $48.8 million for the second quarter of 2022. Net interest margin was 3.56% in the second quarter of 2023, compared to 3.78% in the same period of 2022, a decrease of 22 basis points. For the three months ended June 30, 2023, net interest margin decreased 43 basis points compared to net interest margin of 3.99% in the three months ended March 31, 2023. In comparing the 2023 and 2022 second quarter periods, the average yield on loans increased 150 basis points while the average rate on interest-bearing deposits increased 200 basis points. The margin contraction primarily resulted from increasing interest rates on all deposit types during the second quarter. The average interest rate spread was 2.96% for the three months ended June 30, 2023, compared to 3.65% for the three months ended June 30, 2022 and 3.53% for the three months ended March 31, 2023.

Compared to the first quarter of 2023, interest expense increased $2.5 million on interest-bearing demand and savings accounts, increased $1.8 million on time deposits and increased $2.8 million on brokered deposits. The increase in interest expense for interest-bearing demand and savings accounts and time deposits was primarily due to higher market rates. The weighted average interest rate on interest-bearing demand and savings accounts increased 44 basis points, while the weighted average interest rate on time deposits increased 78 basis points. The increase in interest expense for brokered deposits was primarily due to an increase in average balance, coupled with a 44-basis point increase in average interest rate. Interest income on loans increased $2.0 million compared to the first quarter of 2023. Interest income was reduced $1.7 million in the second quarter of 2023 by the initial net settlement of two interest rate swaps, described below.

Net interest income for the six months ended June 30, 2023 increased $9.2 million to $101.3 million, compared to $92.1 million for the six months ended June 30, 2022. Net interest margin was 3.77% in the six months ended June 30, 2023, compared to 3.61% in the same period of 2022, an increase of 16 basis points. The margin expansion primarily resulted from increasing market interest rates and changes in the asset mix, with average loans increasing $396 million and average investment securities increasing $65 million. The average interest rate spread was 3.24% for the six months ended June 30, 2023, compared to 3.48% for the six months ended June 30, 2022.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended June 30, 2023 and the three months ended June 30, 2022. The Company recorded $4.0 million of interest income related to the swap in both the six months ended June 30, 2023 and the six months ended June 30, 2022. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap is $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available). The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. The initial floating rate of interest was set at 0.2414%, with monthly adjustments to the floating rate occurring after that time. To the extent that the fixed rate exceeds one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income. If one-month USD-LIBOR exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to this swap transaction of $2.6 million in the three months ended June 30, 2023. The Company recorded loan interest income of $668,000 in the three months ended June 30, 2022. The Company recorded a reduction of loan interest income related to this swap transaction of $4.7 million in the six months ended June 30, 2023. The Company recorded loan interest income of $1.0 million in the six months ended June 30, 2022.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, beginning in May 2023, the Company will receive a fixed rate of interest of 2.628% and will pay a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, beginning in May 2023, the Company will receive a fixed rate of interest of 5.725% and will pay a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate will be reset monthly and net settlements of interest due to/from the counterparty will also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company will receive net interest settlements, which will be recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to these swap transactions of $1.7 million in the three months ended June 30, 2023. At June 30, 2023, the USD-Prime rate was 8.25% and the one-month USD-SOFR OIS rate was 5.06528%.

The Company’s net interest income was negatively impacted in the second quarter of 2023 by the high level of competition for deposits due to asset growth across the industry and the liquidity events at a few banks in March 2023. The Company also had a substantial amount of time deposits maturing at relatively low rates in the second quarter of 2023, and these time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current market rates. In addition, in the first quarter of 2023 the Company experienced a higher-than-normal reduction in balances of non-interest-bearing deposits. The outflow of non-interest-bearing deposits moderated in the second quarter of 2023. Customer balances in both non-interest-bearing checking and interest-bearing checking accounts have fluctuated in the first six months of 2023. As market interest rates for certain checking account types and time deposit accounts have increased, some customers have chosen to reallocate funds into higher-rate accounts. The Company has significantly less low-rate time deposits maturing in the third quarter of 2023 compared to those that matured in the second quarter of 2023. However, for those time deposits maturing in the third quarter of 2023, we do expect the renewal interest rate will be significantly higher than the current weighted average interest rate. Subsequent to June 30, 2023, cumulative time deposit maturities over the next 12 months are as follows: within three months -- $188 million; within six months -- $500 million; and within twelve months -- $1.03 billion. At June 30, 2023, the weighted average interest rates on these various cumulative maturities were 2.36%, 2.97% and 3.91%, respectively. Based on time deposit market rates in July 2023, replacement rates for these maturing time deposits are likely to be near or exceed 4.00%.

If market interest rates remain near their current levels, the Company’s interest rate swaps will continue to have a negative impact on net interest income. Based on the interest rates on these swaps at June 30, 2023, the negative impact of all the interest rate swaps combined in the third quarter of 2023 is expected to be approximately $3.0 million.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2023, non-interest income decreased $1.5 million to $7.8 million when compared to the quarter ended June 30, 2022, primarily as a result of the following items:

•	Other income: Other income decreased $998,000 compared to the prior year quarter. In the 2022 period, a gain of $1.1 million was recognized on sales of fixed assets, with no similar transactions occurring in the current year period.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $325,000 compared to the prior year period. This decrease is primarily due to a reduction in fee income due to a portion of transactions now being routed through channels with lower fees to us.

For the six months ended June 30, 2023, non-interest income decreased $2.8 million to $15.7 million when compared to the six months ended June 30, 2022, primarily as a result of the following items:

•	Other income: Other income decreased $855,000 compared to the prior year. In the 2022 period, a gain of $1.1 million was recognized on sales of fixed assets, with no similar transactions occurring in the current year period.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $588,000 compared to the prior year period, for the same reason noted above.

•	Net gains on loan sales: Net gains on loan sales decreased $534,000 compared to the prior year. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2023 period compared to the 2022 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020 and 2021. As a result of the significant volume of refinance activity in 2020 and 2021, and as market interest rates moved higher beginning in the second quarter of 2022, mortgage refinance volume has decreased and fixed rate loan originations and related gains on sales of these loans have decreased substantially. The lower level of originations is expected to continue as long as market rates remain elevated.

•	Gain (loss) on derivative interest rate products: In the 2023 period, the Company recognized a loss of $289,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans and the change in fair value on interest rate swaps related to brokered time deposits. In the 2022 period, the Company recognized a gain of $297,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2023, non-interest expense increased $1.7 million to $34.7 million when compared to the quarter ended June 30, 2022, primarily as a result of the following items:

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $451,000 from the prior year quarter, to $1.6 million. In the 2023 period, the Company expensed a total of $986,000 primarily related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems.

•	Net occupancy expenses: Net occupancy expenses increased $601,000 from the prior year quarter. Various components of computer license and support expenses increased by $180,000 in the 2023 period compared to the 2022 period. In addition, various repairs and maintenance expenses increased by $446,000 in the 2023 period compared to the 2022 period.

•	Insurance: Insurance expense increased $223,000 from the prior year quarter. The increase was due to previously announced increases in deposit insurance rates for the FDIC’s Deposit Insurance Fund.

For the six months ended June 30, 2023, non-interest expense increased $4.9 million to $69.2 million when compared to the six months ended June 30, 2022, primarily as a result of the following item:

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $1.6 million from the prior year period, to $3.6 million, for the same reason noted above.

•	Net occupancy expenses: Net occupancy expenses increased $1.4 million from the prior year period. Various components of computer license and support expenses increased by $650,000 in the 2023 period compared to the 2022 period. In addition, various repairs and maintenance expenses increased by $560,000 in the 2023 period compared to the 2022 period.

•	Salaries and employee benefits: Salaries and employee benefits increased $1.4 million from the prior year period. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2023, some of these increases were larger than in previous years due to the current employment environment. In addition, compensation costs related to originated loans which are deferred under accounting rules decreased by $970,000 in the 2023 period compared to the 2022 period, as the volume of loans originated in the first six months of 2023 decreased substantially compared to the same period in 2022.

The Company’s efficiency ratio for the quarter ended June 30, 2023, was 62.10% compared to 56.76% for the same quarter in 2022. The Company’s efficiency ratio for the six months ended June 30, 2023, was 59.13% compared to 58.12% for the same period in 2022. The Company’s ratio of non-interest expense to average assets was 2.43% and 2.42% for the three- and six-months ended June 30, 2023, respectively, compared to 2.43% and 2.39% for the three- and six-months ended June 30, 2022, respectively. Average assets for the three months ended June 30, 2023, increased $286.8 million, or 5.3%, compared to the three months ended June 30, 2022, primarily due to an increase in net loans receivable, partially offset by a decrease in interest bearing cash equivalents and investment securities. Average assets for the six months ended June 30, 2023, increased $322.2 million, or 6.0%, compared to the six months ended June 30, 2022, primarily due to an increase in net loans receivable and investment securities, partially offset by a decrease in interest bearing cash equivalents.

INCOME TAXES

For the three months ended June 30, 2023 and 2022, the Company's effective tax rate was 19.7% and 20.5%, respectively. For the six months ended June 30, 2023 and 2022, the Company's effective tax rate was 20.5% and 20.5%, respectively. These effective rates were near or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.0% to 21.5% in future periods.

CAPITAL

As of June 30, 2023, total stockholders’ equity and common stockholders’ equity were each $546.3 million (9.6% of total assets), equivalent to a book value of $45.64 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2022, were each $533.1 million (9.4% of total assets), equivalent to a book value of $43.58 per common share. At June 30, 2023, the Company’s tangible common equity to tangible assets ratio was 9.4%, compared to 9.2% at December 31, 2022. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at June 30, 2023 and December 31, 2022, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $46.9 million and $47.2 million, respectively. This small change in net unrealized loss during the six months ended June 30, 2023, primarily resulted from decreasing intermediate-term market interest rates (which generally increased the fair value of investment securities) during the first three months of 2023, followed by increasing intermediate-term market interest rates (which generally decreased the fair value of investment securities) during the three months ended June 30, 2023.

In addition, included in stockholders’ equity at June 30, 2023, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $14.2 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At June 30, 2023, the remaining pre-tax amount to be recorded in interest income was $18.5 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at June 30, 2023, was an unrealized loss (net of taxes) on the Company’s three outstanding cash flow hedges (interest rate swaps) totaling $23.4 million. Increases in market interest rates since the inception of these hedges have caused their fair values to decrease.

As noted above, total stockholders' equity increased $13.2 million, from $533.1 million at December 31, 2022 to $546.3 million at June 30, 2023. Stockholders’ equity increased due to net income of $38.8 million in the period and a $1.1 million increase in stockholders’ equity due to stock option exercises. Partially offsetting these increases were repurchases of the Company’s common stock totaling $14.3 million and dividends declared on common stock of $9.6 million. Accumulated other comprehensive loss increased $2.7 million during the six months ended June 30, 2023, primarily due to changes in the fair value of cash flow hedges.

The Company also had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $24.7 million at June 30, 2023, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes) it would have decreased total stockholder’s equity by $18.6 million at June 30, 2023. This amount was equal to 3.4% of total stockholders’ equity of $546.3 million.

On a preliminary basis, as of June 30, 2023, the Company’s Tier 1 Leverage Ratio was 10.8%, Common Equity Tier 1 Capital Ratio was 11.4%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 14.5%. On June 30, 2023, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 12.7%, Tier 1 Capital Ratio was 12.7%, and Total Capital Ratio was 14.0%.

In December 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock. As of June 30, 2023, a total of approximately 908,000 shares were available in our stock repurchase authorization.

During the three months ended June 30, 2023, the Company repurchased 170,200 shares of its common stock at an average price of $50.70 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $13.5 million. During the six months ended June 30, 2023, the Company repurchased 269,321 shares of its common stock at an average price of $52.54 and declared regular quarterly cash dividend of $0.80 per common share, which, combined, reduced stockholders’ equity by $23.9 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. As a result of the Company’s management of the ability to generate liquidity primarily through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes particular sources of funds based on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds.

At June 30, 2023, the Company had the following available secured lines and on-balance sheet liquidity:

June 30, 2023
Federal Home Loan Bank line	$1,195.5 million
Federal Reserve Bank line	$409.6 million
Cash and cash equivalents	$203.9 million
Unpledged securities – Available-for-sale	$386.5 million
Unpledged securities – Held-to-maturity	$195.0 million

During the three months ended June 30, 2023, the Company’s total deposits increased $25 million. Brokered deposits increased $133 million through a variety of sources. Time deposits generated through the Company’s banking center and corporate services networks decreased $50 million and time deposits generated through internet channels decreased $7 million. Interest-bearing checking balances decreased $40.1 million (about 1.8%) and non-interest-bearing checking balances decreased $11.0 million (about 1.1%).

During the six months ended June 30, 2023, the Company’s total deposits increased $140 million. Brokered deposits increased $258 million through a variety of sources. Time deposits generated through the Company’s banking center and corporate services networks decreased $13 million and time deposits generated through internet channels decreased $27 million. Interest-bearing checking balances increased $5.7 million (about 0.3%) and non-interest-bearing checking balances decreased $83.1 million (about 7.8%).

LOANS

Total net loans, excluding mortgage loans held for sale, increased $9.8 million, or 0.2%, from $4.51 billion at December 31, 2022 to $4.52 billion at June 30, 2023. This increase was primarily in other residential (multi-family) loans ($104 million increase), partially offset by a decrease in construction loans ($49 million decrease) and commercial real estate loans ($33 million decrease). The pipeline of loan commitments declined in the second quarter of 2023. The unfunded portion of construction loans remained significant, but also declined, in the second quarter of 2023. As construction projects were completed, the related loans were either paid off or moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$207,597	$205,517	$199,182	$175,682	$164,480
Secured by real estate (not one- to four-family)	—	—	—	23,752	22,273
Not secured by real estate - commercial business	109,135	113,186	104,452	91,786	77,411

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	111,491	104,045	100,669	74,501	42,162
Secured by real estate (not one-to four-family)	1,123,860	1,333,596	1,444,450	1,092,029	823,106

Loan commitments not closed
Secured by real estate (one-to four-family)	25,571	33,221	16,819	53,529	85,917
Secured by real estate (not one-to four-family)	50,071	78,384	157,645	146,826	45,860
Not secured by real estate - commercial business	21,835	37,477	50,145	12,920	699

	$1,649,560	$1,905,426	$2,073,362	$1,671,025	$1,261,908

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaced the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in economic conditions, including but not limited to; changes in the national unemployment rate, commercial real estate price index, housing price index, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Challenging or worsening economic conditions from higher inflation or interest rates, COVID-19 and subsequent variant outbreaks or similar events, global unrest or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarters ended June 30, 2023 and June 30, 2022, the Company did not record a provision expense on its portfolio of outstanding loans. During the six months ended June 30, 2023, the Company recorded provision expense of $1.5 million on its portfolio of outstanding loans. During the six months ended June 30, 2022, the Company did not record a provision expense on its portfolio of outstanding loans. Total net charge-offs were $135,000 for the three months ended June 30, 2023, compared to net recoveries of $261,000 in the three months ended June 30, 2022. Total net charge-offs were $128,000 for the six months ended June 30, 2023, compared to net recoveries of $304,000 in the six months ended June 30, 2022. For the three months ended June 30, 2023, the Company recorded a negative provision for losses on unfunded commitments of $1.6 million, compared to a provision of $2.2 million for the three months ended June 30, 2022. For the six months ended June 30, 2023, the Company recorded a negative provision for losses on unfunded commitments of $2.4 million, compared to a provision of $2.0 million for the six months ended June 30, 2022. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.41%, 1.39% and 1.40% at June 30, 2023, December 31, 2022 and March 31, 2023, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2023, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional credit loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At June 30, 2023, non-performing assets were $11.2 million, an increase of $7.5 million from $3.7 million at December 31, 2022. Non-performing assets as a percentage of total assets were 0.20% at June 30, 2023, compared to 0.07% at December 31, 2022. Non-performing assets were $3.7 million at March 31, 2023. One significant loan relationship was added to non-performing assets in the three months ended June 30, 2023. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2022, non-performing loans increased $7.4 million to $11.1 million at June 30, 2023. The majority of this increase was in the non-performing commercial real estate loans category, which increased $8.7 million from December 31, 2022, primarily due to one loan relationship being added to the category in the three months ended June 30, 2023. Compared to March 31, 2023, non-performing loans increased $8.1 million.

Activity in the non-performing loans categories during the quarter ended June 30, 2023, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	384	—	—	—	—	—	—	384
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	625	173	—	—	(21)	—	(418)	359
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	1,526	8,667	—	—	—	—	(1)	10,192
Commercial business	16	—	—	—	—	—	—	16
Consumer	431	76	—	—	—	(11)	(298)	198
Total non-performing loans	$2,982	$8,916	$—	$—	$(21)	$(11)	$(717)	$11,149

FDIC-assisted acquired loans included above	$347	$65	$—	$—	$—	$—	$—	$412

At June 30, 2023, the non-performing commercial real estate category included four loans, one of which was added during the current quarter. The largest relationship in the category, which totaled $8.6 million, or 84.7% of the total category, was added to non-performing loans during the second quarter of 2023 and is collateralized by an office building in Missouri. The non-performing one- to four-family residential category included four loans, two of which were added during the current quarter. The largest relationship in the category totaled $153,000, or 42.7% of the category, and was added in a previous period. The non-performing one- to four-family residential category experienced $416,000 in repayments during the three months ended June 30, 2023, primarily related to a note sale of 16 non-performing loans. The loan sale proceeds were sufficient to result in no loss to the Company. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $384,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing commercial business category consisted of one loan, which was added during the first quarter of 2023. The non-performing consumer category included 17 loans, eight of which were added during the current quarter.

Compared to December 31, 2022, potential problem loans decreased $1.1 million, to $491,000 at June 30, 2023. The decrease during the period was primarily due to multiple loans totaling $1.0 million that were upgraded to a satisfactory risk rating. Compared to March 31, 2023, potential problem loans decreased $126,000, to $491,000 at June 30, 2023. The decrease during the quarter was primarily due to a loan, which totaled $105,000, being transferred to non-performing loans.

Activity in the potential problem loans category during the quarter ended June 30, 2023, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, June 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	490	—	—	(105)	—	—	(3)	382
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	127	—	—	—	—	(1)	(17)	109
Total potential problem loans	$617	$—	$—	$(105)	$—	$(1)	$(20)	$491

FDIC-assisted acquired loans included above	$180	$—	$—	$—	$—	$—	$(2)	$178

At June 30, 2023, the one- to four-family residential category of potential problem loans included four loans, none of which were added during the current quarter. The largest relationship in this category totaled $143,000, or 37.5% of the total category. The consumer category of potential problem loans included 11 loans, none of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended June 30, 2023 was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30

	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	21	—	—	—	21
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	45	18	(49)	—	—	14
Total foreclosed assets and repossessions	$45	$39	$(49)	$—	$—	$35

FDIC-assisted acquired loans included above	$—	$21	$—	$—	$—	$21

The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

In January 2023, a high-transaction-volume banking center located at 1615 West Sunshine Street in Springfield, Missouri, was razed to make way for a new Express Center, which will use only interactive teller machine (ITM) technology to serve customers. The modern four-lane drive-up center is expected to open in early September 2023 and be the first-of-its-kind in the Springfield market. ITMs, also known as video remote tellers, offer an ATM-like interface, but with the enhancement of a video screen that allows customers to speak directly to a service representative in real time and in a highly personal manner during extended business hours. Nearly any teller transaction that can be performed in the traditional drive-thru can be performed at an ITM, including cashing a check to the penny. ITMs provide convenience and enhanced access for customers, while creating greater operational efficiencies for the Bank.

During 2023, the Great Southern team is preparing to convert to a new core banking platform and ancillary systems, delivered by a third-party vendor. This upgrade in the operational platform is expected to provide new and advanced tools and access to more meaningful information to better serve customers. The migration to the new system is expected to occur in mid-2024. As significant preliminary work was completed in 2022 and early 2023, it was determined to extend the conversion timeline from third quarter 2023 to allow for further system testing related to some of our more highly-customized applications and products and to accommodate certain functionality enhancements to the platform.

The Company will host a conference call on Thursday, July 20, 2023, at 2:00 p.m. Central Time to discuss second quarter 2023 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call here. https://link.edgepilot.com/s/9cfd22e4/SXtsQf3pM0K6l_iO1tg51A?u=https://register.vevent.com/register/BIb1dc9822e06046779e80b4e8f0be4c17

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 90 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower economic growth caused by changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; (xviii) the transition from LIBOR to new interest rate benchmarks; and (xix) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and six months ended June 30, 2023 and 2022, and the three months ended March 31, 2023, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2023	2022

Selected Financial Condition Data:	(In thousands)
Total assets	$5,719,630	$5,680,702
Loans receivable, gross	4,590,500	4,581,381
Allowance for credit losses	64,852	63,480
Other real estate owned, net	35	233
Available-for-sale securities, at fair value	476,911	490,592
Held-to-maturity securities, at amortized cost	198,387	202,495
Deposits	4,824,571	4,684,910
Total borrowings	231,571	366,481
Total stockholders’ equity	546,329	533,087
Non-performing assets	11,184	3,720

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2023	2022	2023	2022	2023

	(In thousands)
Selected Operating Data:
Interest income	$73,618	$52,698	$145,081	$99,372	$71,463
Interest expense	25,480	3,867	43,751	7,275	18,271
Net interest income	48,138	48,831	101,330	92,097	53,192
Provision (credit) for credit losses on loans and unfunded commitments	(1,619)	2,223	(945)	2,030	674
Non-interest income	7,769	9,319	15,658	18,495	7,889
Non-interest expense	34,718	33,004	69,181	64,271	34,463
Provision for income taxes	4,488	4,699	9,976	9,080	5,488
Net income	$18,320	$18,224	$38,776	$35,211	$20,456

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2023	2022	2023	2022	2023

	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.52	$1.44	$3.19	$2.73	$1.67
Book value	$45.64	$44.53	$45.64	$44.53	$45.78

Earnings Performance Ratios:
Annualized return on average assets	1.28%	1.34%	1.36%	1.31%	1.43%
Annualized return on average common stockholders’ equity	13.11%	12.72%	13.99%	11.91%	14.88%
Net interest margin	3.56%	3.78%	3.77%	3.61%	3.99%
Average interest rate spread	2.96%	3.65%	3.24%	3.48%	3.53%
Efficiency ratio	62.10%	56.76%	59.13%	58.12%	56.42%
Non-interest expense to average total assets	2.43%	2.43%	2.42%	2.39%	2.42%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.41%	1.38%	1.41%	1.38%	1.40%
Non-performing assets to period-end assets	0.20%	0.08%	0.20%	0.08%	0.05%
Non-performing loans to period-end loans	0.24%	0.10%	0.24%	0.10%	0.06%
Annualized net charge-offs (recoveries) to average loans	0.01%	(0.01)%	0.01%	(0.01)%	0.00%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	June 30, 2023	December 31, 2022	March 31, 2023
Assets
Cash	$105,859	$105,262	$89,682
Interest-bearing deposits in other financial institutions	98,080	63,258	94,994
Cash and cash equivalents	203,939	168,520	184,676

Available-for-sale securities	476,911	490,592	493,330
Held-to-maturity securities	198,387	202,495	200,427
Mortgage loans held for sale	10,442	4,811	6,099
Loans receivable, net of allowance for credit losses of $64,852 – June 2023; $63,480 – December 2022; $64,987 – March 2023	4,516,613	4,506,836	4,569,328
Interest receivable	17,178	19,107	17,484
Prepaid expenses and other assets	76,194	69,461	89,055
Other real estate owned and repossessions (1), net	35	233	154
Premises and equipment, net	140,556	141,070	141,485
Goodwill and other intangible assets	10,644	10,813	10,702
Federal Home Loan Bank stock and other interest-earning assets	32,758	30,814	27,658
Current and deferred income taxes	35,973	35,950	28,322

Total Assets	$5,719,630	$5,680,702	$5,768,720

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,824,571	$4,684,910	$4,799,107
Securities sold under reverse repurchase agreements with customers	59,257	176,843	70,654
Short-term borrowings	72,110	89,583	155,710
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,430	74,281	74,356
Accrued interest payable	5,026	3,010	4,671
Advances from borrowers for taxes and insurance	9,342	6,590	8,086
Accounts payable and accrued expenses	92,420	73,808	62,862
Liability for unfunded commitments	10,371	12,816	11,989
Total Liabilities	5,173,301	5,147,615	5,213,209

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2023, December 2022 and March 2023 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2023 – 11,969,524 shares; December 2022 – 12,231,290 shares; March 2023 – 12,133,886 shares	120	122	121
Additional paid-in capital	43,292	42,445	42,870
Retained earnings	558,927	543,875	553,948
Accumulated other comprehensive gain (loss)	(56,010)	(53,355)	(41,428)
Total Stockholders’ Equity	546,329	533,087	555,511

Total Liabilities and Stockholders’ Equity	$5,719,630	$5,680,702	$5,768,720

(1)	At June 30, 2023, December 31, 2022 and March 31, 2023, includes $0, $183,000 and $109,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2023	2022	2023	2022	2023
Interest Income
Loans	$67,442	$46,764	$132,880	$89,829	$65,438
Investment securities and other	6,176	5,934	12,201	9,543	6,025
	73,618	52,698	145,081	99,372	71,463
Interest Expense
Deposits	21,785	2,358	36,435	4,532	14,650
Securities sold under reverse repurchase agreements	221	8	563	18	342
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	1,943	236	3,723	237	1,780
Subordinated debentures issued to capital trust	426	159	819	277	393
Subordinated notes	1,105	1,106	2,211	2,211	1,106
	25,480	3,867	43,751	7,275	18,271

Net Interest Income	48,138	48,831	101,330	92,097	53,192
Provision for Credit Losses on Loans	—	—	1,500	—	1,500
Provision (Credit) for Unfunded Commitments	(1,619)	2,223	(2,445)	2,030	(826)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	49,757	46,608	102,275	90,067	52,518

Noninterest Income
Commissions	228	389	655	686	427
Overdraft and Insufficient funds fees	1,989	1,888	3,885	3,753	1,896
POS and ATM fee income and service charges	3,779	4,104	7,480	8,068	3,701
Net gains on loan sales	709	498	1,098	1,632	389
Net realized gain (loss) on sale of available-for-sale securities	—	—	—	7	—
Late charges and fees on loans	125	360	305	673	180
Gain (loss) on derivative interest rate products	2	145	(289)	297	(291)
Other income	937	1,935	2,524	3,379	1,587
	7,769	9,319	15,658	18,495	7,889

Noninterest Expense
Salaries and employee benefits	19,678	19,432	38,881	37,512	19,203
Net occupancy and equipment expense	7,409	6,808	15,129	13,686	7,720
Postage	914	844	1,742	1,631	828
Insurance	1,010	787	1,877	1,581	867
Advertising	903	875	1,550	1,430	647
Office supplies and printing	258	208	526	426	268
Telephone	688	832	1,391	1,681	703
Legal, audit and other professional fees	1,647	1,196	3,628	2,001	1,981
Expense on other real estate and repossessions	47	65	201	228	154
Acquired intangible asset amortization	58	177	169	335	111
Other operating expenses	2,106	1,780	4,087	3,760	1,981
	34,718	33,004	69,181	64,271	34,463

Income Before Income Taxes	22,808	22,923	48,752	44,291	25,944
Provision for Income Taxes	4,488	4,699	9,976	9,080	5,488

Net Income	$18,320	$18,224	$38,776	$35,211	$20,456

Earnings Per Common Share
Basic	$1.52	$1.45	$3.20	$2.76	$1.68
Diluted	$1.52	$1.44	$3.19	$2.73	$1.67

Dividends Declared Per Common Share	$0.40	$0.40	$0.80	$0.76	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.5 million and $1.3 million for the three months ended June 30, 2023 and 2022, respectively. Net fees included in interest income were $2.9 million and $3.1 million for the six months ended June 30, 2023 and 2022, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2023	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.68%	$911,223	$8,365	3.68%	$772,326	$6,534	3.39%
Other residential	6.82	858,225	14,381	6.72	851,031	9,637	4.54
Commercial real estate	6.00	1,508,785	22,243	5.91	1,576,285	17,120	4.36
Construction	7.66	865,418	15,646	7.25	623,117	7,722	4.97
Commercial business	6.18	292,318	4,223	5.79	288,452	3,371	4.69
Other loans	6.39	183,446	2,368	5.18	198,543	2,217	4.48
Industrial revenue bonds	6.06	12,428	216	6.97	13,345	163	4.89

Total loans receivable	6.02	4,631,843	67,442	5.84	4,323,099	46,764	4.34

Investment securities	2.70	699,034	4,983	2.86	741,401	5,720	3.09
Other interest-earning assets	5.06	96,979	1,193	4.93	115,456	214	0.74

Total interest-earning assets	5.61	5,427,856	73,618	5.44	5,179,956	52,698	4.08
Non-interest-earning assets:
Cash and cash equivalents		89,117			95,819
Other non-earning assets		201,467			155,822
Total assets		$5,718,440			$5,431,597

Interest-bearing liabilities:
Interest-bearing demand and savings	1.35	$2,194,547	6,857	1.25	$2,389,086	830	0.14
Time deposits	3.30	987,523	7,024	2.85	781,811	1,032	0.53
Brokered deposits	4.90	637,599	7,904	4.97	132,745	496	1.50
Total deposits	2.46	3,819,669	21,785	2.29	3,303,642	2,358	0.29
Securities sold under reverse repurchase agreements	2.38	55,257	221	1.60	135,536	8	0.02
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.35	148,638	1,943	5.24	73,337	236	1.29
Subordinated debentures issued to capital trust	6.90	25,774	426	6.63	25,774	159	2.47
Subordinated notes	5.94	74,393	1,105	5.96	74,098	1,106	5.99

Total interest-bearing liabilities	2.60	4,123,731	25,480	2.48	3,612,387	3,867	0.43
Non-interest-bearing liabilities:
Demand deposits		950,896			1,188,967
Other liabilities		84,981			57,027
Total liabilities		5,159,608			4,858,381
Stockholders’ equity		558,832			573,216
Total liabilities and stockholders’ equity		$5,718,440			$5,431,597

Net interest income:			$48,138			$48,831
Interest rate spread	3.01%			2.96%			3.65%
Net interest margin*				3.56%			3.78%
Average interest-earning assets to average interest-bearing liabilities		131.6%			143.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	June 30, 2023	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.68%	$910,452	$16,530	3.66%	$737,024	$12,575	3.44%
Other residential	6.82	821,877	27,065	6.64	805,579	18,054	4.52
Commercial real estate	6.00	1,509,645	43,778	5.85	1,533,263	32,466	4.27
Construction	7.66	892,568	31,853	7.20	645,544	15,251	4.76
Commercial business	6.18	287,810	8,340	5.84	288,839	6,697	4.68
Other loans	6.39	186,550	4,873	5.27	201,510	4,461	4.46
Industrial revenue bonds	6.06	12,580	441	7.06	13,662	325	4.78

Total loans receivable	6.02	4,621,482	132,880	5.80	4,225,421	89,829	4.29

Investment securities	2.70	702,943	9,986	2.86	638,262	9,131	2.88
Other interest-earning assets	5.08	94,415	2,215	4.73	286,102	412	0.29

Total interest-earning assets	5.61	5,418,840	145,081	5.40	5,149,785	99,372	3.89
Non-interest-earning assets:
Cash and cash equivalents		91,339			93,217
Other non-earning assets		201,352			146,313
Total assets		$5,711,531			$5,389,315

Interest-bearing liabilities:
Interest-bearing demand and savings	1.35	$2,189,783	11,216	1.03	$2,382,551	1,607	0.14
Time deposits	3.30	1,001,704	12,208	2.46	822,521	2,234	0.55
Brokered deposits	4.90	547,708	13,011	4.79	100,254	691	1.39
Total deposits	2.46	3,739,195	36,435	1.96	3,305,326	4,532	0.28
Securities sold under reverse repurchase agreements	2.38	100,887	563	1.12	131,920	18	0.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.35	150,234	3,723	5.00	38,675	237	1.24
Subordinated debentures issued to capital trust	6.90	25,774	819	6.41	25,774	277	2.17
Subordinated notes	5.94	74,357	2,211	6.00	74,059	2,211	6.02

Total interest-bearing liabilities	2.60	4,090,447	43,751	2.16	3,575,754	7,275	0.41
Non-interest-bearing liabilities:
Demand deposits		979,293			1,174,570
Other liabilities		87,463			47,519
Total liabilities		5,157,203			4,797,843
Stockholders’ equity		554,328			591,472
Total liabilities and stockholders’ equity		$5,711,531			$5,389,315

Net interest income:			$101,330			$92,097
Interest rate spread	3.01%			3.24%			3.48%
Net interest margin*				3.77%			3.61%
Average interest-earning assets to average interest-bearing liabilities		132.5%			144.0%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically, the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2023	2022

	(Dollars in thousands)
Common equity at period end	$546,329	$533,087
Less: Intangible assets at period end	10,644	10,813
Tangible common equity at period end (a)	$535,685	$522,274

Total assets at period end	$5,719,630	$5,680,702
Less: Intangible assets at period end	10,644	10,813
Tangible assets at period end (b)	$5,708,986	$5,669,889

Tangible common equity to tangible assets (a) / (b)	9.38%	9.21%